Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151165 on Form S-8 of our reports dated April 25, 2013, relating to the consolidated financial statements and financial statement schedule of ChinaEdu Corporation, its subsidiaries, its variable interest entity (the "VIE") and the VIE's subsidiaries (collectively, the "Group"), (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the retrospective application of the authoritative guidance regarding the presentation of comprehensive income) and the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of ChinaEdu Corporation for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People's Republic of China

April 25, 2013